OMAGINE, INC.
                  2003 STOCK OPTION PLAN

1. PURPOSE OF PLAN. The purpose of the Omagine, Inc. 2003 Stock Option Plan (the "Plan") is to attract, retain and motivate employees, directors, consultants and other professional advisors (collectively the "Recipients") of Omagine, Inc., a Delaware corporation ("Omagine") and its subsidiaries (hereinafter collectively, the "Company") by giving such Recipients the opportunity to acquire stock ownership in Omagine through the issuance of options (the "Options") to purchase shares of Omagine's $0.001 par value common stock (the "Common Stock").

2. EFFECTIVE DATE AND TERM OF PLAN. The Effective Date of the Plan shall be September 1, 2003, subject to the approval of the Plan by Omagine's shareholders within 12 months of such date. The Plan shall terminate on August 31, 2013 unless terminated earlier by the Board of Directors of Omagine (the "Board").

3. DEFINITIONS. With respect to the interpretation of or use in this Plan, the following terms shall have the meanings assigned to them:

(i) "Board" means the Board of Directors of Omagine.

(ii) "Cancellation Date" means the date on which non-vested
Options are cancelled by Omagine and become null and void as if they were never issued.

(iii) "Cause" means (A) the conviction of a felony involving moral turpitude; or (B) gross neglect or willful gross misconduct resulting in serious economic harm to the Company, Omagine or the Subsidiaries.

(iv) "Code" means the United States Internal Revenue Code of
1986, as amended from time to time, and any successor statute.
(v) "Common Stock" means the $0.001 par value per share common stock of Omagine.

(vi) "Company" means Omagine and its Subsidiaries.

(vii) "Disability" or "Disabled" mean disability or disabled as defined in the Recipient's then effective employment agreement, or if Recipient is not then a party to an effective employment

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agreement with the Company which defines disability or disabled,
"Disability" or "Disabled" means disability or disabled as determined by the Plan Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan, if any. Subject to the first sentence hereof, if at any time the Company does not maintain a long-term disability plan, "Disability" or "Disabled" shall mean any physical or mental disability that is determined to be total and permanent by a physician selected in good faith by Omagine.

(viii) "Disability Date" shall mean the date as determined by the Plan Committee in accordance with the definitions in (vii) above.

(ix) "Effective Date" shall mean September 1, 2003.

(x) "Employee" shall mean an employee (as defined by the Code) of the Company.

(xi) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

(xii) "Fair Market Value" means, as of any date, the value of a share of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ Small Cap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Plan Committee deems reliable;
(2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination; or
(3) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Plan Committee.

(xiii) "Grant Date" means the date of grant of any Option or any

                             (2)
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later date specified by the Plan Committee.

(xiv) "Incentive Stock Option" means any Option granted pursuant to the provisions of Section 7 hereof that is intended to be (and is specifically designated as) an "incentive stock option" within the meaning of Section 422 of the Code.

(xv) "Non-Qualified Stock Option" means any Option granted pursuant to the provisions of Section 7 hereof that is not an Incentive Stock Option.

(xvi) "Option" has the meaning set forth in Section 1 hereof.

(xvii) "Option Agreement" means the written option agreement covering Options as further defined in Section 16 hereof.

(xviii) "Omagine" means Omagine, Inc., a Delaware corporation.

(xix) "Plan" means the Omagine, Inc. 2003 Stock Option Plan, as amended from time to time.

(xx) "Plan Committee" means the committee referred to in Section
4 hereof appointed by the Board to administer this Plan.

(xxi) "Preferred Stock" means the $0.001 par value per share preferred stock of Omagine.

(xxii) "Qualified Domestic Relations Order" has the meaning set forth in Section 414 of the Code of Title I of the United States
Employee Retirement Income Security Act, or the rules there under, and any successor statute or rule.

(xxiii) "Recipient" means an Option holder as defined in Section
1 hereof.

(xxiv) "Retirement" means the voluntary retirement by a Recipient from active employment with the Company on or after either (i) the attainment of normal retirement age under a Company-sponsored pension or retirement plan, or (ii) any other age with the consent of the Board.

(xxv) "SEC" shall mean the United States Securities and Exchange
Commission.


                             (3)

(xxvi) "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

(xxvii) "Shares" means the shares of Common Stock of Omagine.

(xxviii) "Subsidiary" has the meaning set forth in Section 425 of the Code.
(xxix) "Vesting Date" means the date on which an Option becomes wholly or partially exercisable.


4. ADMINISTRATION. This Plan shall be administered by a Plan Committee which shall be established by the Board. The Board, in its sole discretion, shall appoint and remove members of the Plan Committee. The Plan Committee shall determine the meaning and application of the provisions of this Plan and shall establish such rules and regulations as it deems necessary for the proper administration of this Plan. The Plan Committee's decisions shall be conclusive and binding upon all interested parties. Subject to the provisions of this Plan, the Plan Committee shall have the sole authority to determine:

(a) The Recipients of Options;

(b) The number and type of Options to be granted to each Recipient;

(c) The Exercise Price of each Option, subject only to the restriction that the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Grant Date;

(d) The period within which each Option shall be exercised and, with the consent of Omagine, any extensions of such period (provided, however, that the original exercise period and all extensions thereof shall not exceed the maximum exercise period permitted under the Plan);

(e) the terms and conditions of each Option Agreement and any amendments thereto entered into between Omagine and each Recipient (provided that Omagine consents in writing to any amendment to an Option Agreement).

(f) The Plan Committee shall determine all matters relating to the vesting, exercise and cancellation of Options, including but

                             (4)
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not limited to the vesting schedule, the Vesting Date and the
Cancellation Date.


5. ELIGIBILITY. Subject to the terms and conditions of this Plan, the Plan Committee may, from time to time, designate one or more Recipients to receive grants of Options under this Plan. In making its determinations, the Plan Committee shall consider the nature of the services rendered or to be rendered by such persons or firms, their past, present and expected future contributions to the Company, and such other factors as the Plan Committee, in its sole and absolute discretion, shall determine.


6. SHARES SUBJECT TO PLAN. There shall be reserved for issuance upon the exercise of Options granted under this Plan two million five hundred thousand (2,5000,000) Shares. Such Shares may consist, in whole or in part, of authorized and un-issued Shares or treasury Shares. To the extent that an Option expires, is cancelled or is otherwise terminated without being exercised, the Shares subject to such Option shall again be available for issuance in connection with future Option grants under this Plan.


7. GRANT AND TERMS OF OPTIONS.

(a) OPTIONS. Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Options may be granted to any Recipient who provides substantial services to the Company. Each Option granted under the Plan shall be evidenced by an Option Agreement between the person or firm to whom such Option is granted and Omagine. Such Option Agreement shall provide that the Option is subject to the following terms and conditions and to such other terms and conditions not inconsistent herewith as the Plan Committee may deem appropriate in each case:

(1) EXERCISE PRICE. The price to be paid for each Share upon the exercise of an Option shall be determined by the Plan Committee on the Grant Date and shall not be less than the Fair Market
Value of a Share of Common Stock on such date.

(2) OPTION TERM. The term within which an Option may be

                             (5)
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exercised shall be determined by the Plan Committee on the Grant
Date, but in no event shall an Option be exercisable more than ten (10) years after the Grant Date.

(3) PAYMENT FOR SHARES. The Exercise Price for Shares purchased upon exercise of an Option shall be paid in full at the time of purchase. The Plan Committee may provide that the Exercise Price be payable at the election of the holder of the Option, with the consent of the Plan Committee, in whole or in part either in cash or by delivery of Shares in transferable form, such Shares to be valued for such purpose at Fair Market Value on the Exercise Date. No Shares shall be issued until full payment therefor has been received, and no Recipient shall have any rights as an owner of Shares until the date of issuance to him or her of the stock certificate evidencing such Shares.

8. NONTRANSFERABILITY. The Options granted pursuant to this Plan shall be nontransferable except by will or the laws of descent and distribution of the state or country of the Recipient's domicile at the time of death (or with the consent of Omagine at anytime after the first year following the Grant Date).


9. TERMINATION OF RELATIONSHIP. Upon termination of the
Recipient's employment or other relationship with the Company, the rights to exercise Options then held by the Recipient shall be only as follows (in no case do the time periods referred to below extend the term specified in any Option):

A. DISABILITY. If a Recipient becomes Disabled while employed or engaged by the Company, Options held by him which would have become fully vested within ninety (90) calendar days after the Disability Date become fully vested as of the Disability Date and, along with any other Options held by him which vested prior to the Disability Date, may be exercised by him within such period as shall then remain under the original term of such Options. The vesting of any remaining Options held by such Disabled Recipient, or by any transferee or assignee of such Disabled Recipient, which would have become fully vested after ninety (90) calendar days after the Disability Date (the "Un-Vested Options") shall terminate on the Disability Date. The Disability Date shall be deemed to be the Cancellation Date for such Un-Vested Options.


                             (6)

B. DEATH. If a Recipient dies while employed or engaged by the Company, Options held by him which would have become fully vested within ninety (90) calendar days after the date of death become fully vested as of the date of death and, along with any other Options held by him which vested prior to the date of death, may be exercised by the Recipient's personal representative or by the person entitled thereto under his will or the laws of in testate succession within such period after the date of his death (not to exceed twelve (12) months) as the Plan Committee shall prescribe in his Option Agreement. The vesting of any remaining Options held by such deceased Recipient, or by any transferee or assignee of such deceased Recipient, which would have become fully vested after ninety
(90) calendar days after the date of death (the "Un-Vested Options") shall terminate on the date of death. The date of death shall be deemed to be the Cancellation Date for such Un-Vested Options.

C. RETIREMENT. Upon the Retirement of a Recipient, Options held by him will vest and may be exercised by him within such period as shall then remain under the original terms of the Options.

D. TERMINATION OF RELATIONSHIP FOR CAUSE. If a Recipient ceases to be employed by, or engaged as a consultant, sales representative, director or professional advisor of, the Company for Cause, Options held at the date of such cessation of employment or engagement (to the extent vested & exercisable at such date) may be exercised by the Recipient within such period after such date of his termination (not to exceed seven (7) days) as the Plan Committee shall prescribe in his Option Agreement. The vesting of any remaining Options held by such Recipient, or by any transferee or assignee of such Recipient (the "Un-Vested Options"), shall terminate concurrently with the termination of such Recipient's relationship with the Company. The date of such termination of his relationship with the Company shall be deemed to be the Cancellation Date for such Un-Vested Options.

E. TERMINATION OF RELATIONSHIP WITHOUT CAUSE.

(i) If a Recipient ceases to be an Employee or director of the Company for a reason other than as provided in (a), (b), (c) or
(d) above, Options held by such former Employee or director which otherwise would have become fully vested within ninety

                             (7)

(90) calendar days after the date of termination of his relationship with the Company become fully vested as of the date of termination of his relationship with the Company and, along with any other Options held by him which vested prior to the date of termination of his relationship with the Company, may be exercised, in whole or in part, by him within such period after the date of termination of his relationship with the Company (not to exceed one (1) year) as the Plan Committee shall prescribe in his Option Agreement. The vesting of any remaining Options held by such Recipient, or by any transferee or assignee of such Recipient, which would have become fully vested after ninety (90) calendar days after the date of termination of his relationship with the Company (the "Un-Vested Options") shall terminate on the date of termination of his relationship with the Company. The date of termination of his relationship with the Company shall be deemed to be the Cancellation Date for such Un-Vested Options.

(ii) If a Recipient ceases to be a consultant, sales representative or professional advisor of the Company for a reason other than as provided in (a), (b), or (d) above, all Options not fully vested at the date of such termination of his relationship with the Company (the "Un-Vested Options") shall be cancelled by Omagine and such date of termination of his relationship with the Company shall be deemed to be the Cancellation date for such Un-Vested Options. All Options which are fully vested at the date of such termination may be exercised, in whole or in part, by him within such period after the date of such termination (not to exceed one (1) year), as the Plan Committee shall prescribe in his Option Agreement.



10. CHANGES IN CONTROL.

(a) ADJUSTMENT OF SHARES. In the event of changes in the outstanding Shares by reason of Common Stock dividends (but not by reason of Preferred Stock dividends), split-ups, consolidations, recapitalizations, reorganizations or like events (as determined by the Plan Committee), an appropriate adjustment ("Adjustment") shall be made by the Plan Committee in the number of Shares reserved under the Plan, in the number of Shares set forth in Section 6 hereof, and in the number of Shares and the Exercise Price specified in any Option Agreement

                             (8)
with respect to any un-purchased Shares. The determination of the Plan Committee as to what Adjustment shall be made shall be conclusive. No Options to purchase fractional Shares shall be created or issued as a result of any Adjustment. Should the calculation of any Adjustment result in a fractional number of Shares being subject to Options held by any Recipient, then such Options for such fractional Shares will be cancelled and the number of Shares subject to Options held by such Recipient shall be reduced to the largest number of whole Shares obtainable by including all Options then held by such Recipient in the calculation of the Adjustment. The Plan Committee shall give prompt notice to all Recipients of any Adjustment pursuant to this Section.

(b) DISSOLUTION, MERGER, SALE OR LIQUIDATION. In the event of a dissolution or liquidation of Omagine, a merger or consolidation in which Omagine is not the surviving corporation or a sale of over 80% of the assets of Omagine, the Plan Committee, in its absolute discretion, may cancel each outstanding Option upon payment in cash to the Recipient of the amount by which any cash and the fair market value of any other property which the Recipient would have received as consideration for the Shares covered by the Options if the Options had been exercised before such liquidation, dissolution, merger, consolidation or sale exceeds the Exercise Price of the Options so canceled.

(c) SUCCESSOR CORPORATION. In the event of a merger or consolidation in which Omagine is not the surviving corporation, the continuing or surviving corporation may assume Omagine's obligations under all outstanding Options.


11. NO RIGHT TO EMPLOYMENT. Nothing in this Plan or in any Option granted hereunder shall confer upon any Recipient any right to continue in the employ of the Company or to continue to perform services for the Company, or shall interfere with or restrict in any way the rights of the Company to discharge or terminate any officer, director, Employee, consultant, sales representative or other professional advisor at any time for any reason whatsoever, with or without Cause.


12. SECURITIES LAW REQUIREMENTS; REGISTRATION AND OTHER LEGAL
COMPLIANCE. No Shares shall be required to be issued nor Options

                             (9)
granted under this Plan unless legal counsel for Omagine shall be satisfied that such issuance or grant will be in compliance with all applicable state and/or federal securities laws and regulations. The Plan Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Plan Committee may deem necessary or advisable, be executed or provided to Omagine to assure compliance with all such applicable laws and regulations. Certificates for Shares delivered pursuant to Options under this Plan may bear restrictive legends and be subject to such stock transfer orders and such other restrictions as the Plan Committee may deem advisable under the rules, regulations or other requirements of the SEC, any stock exchange upon which the Common Stock is then listed, or any applicable state or federal securities law. In addition, if, at any time specified herein (or in any Option Agreement or otherwise) for (a) the granting of any Option, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or through a Recipient with respect to any Option, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Recipient (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such grant, determination, issuance, distribution or payment, then, any such Option to be granted, any such Shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act.


13. TAX WITHHOLDING. Unless the Plan Committee permits otherwise, the Recipient shall pay the Company in cash, promptly when the amount of such obligations become determinable (the "Tax Date"), all applicable local, state and federal taxes required by law to be withheld with respect to (i) the exercise of any Option or (ii) the transfer or other disposition of Shares acquired upon exercise of any Option. To the extent authorized by the Plan Committee in its absolute discretion, a Recipient may make an election to (x) deliver to the Company an

                             (10)
interest-bearing, full recourse promissory note of the Recipient, (y) have Shares or other securities of the Company withheld by the Company, or (z) tender Shares to the Company to pay the amount of tax that the Plan Committee in its absolute discretion determines to be required to be withheld by the Company, subject to the following limitations: (i) such election by the Recipient shall be in writing and shall be irrevocable; and (ii) such election shall not be effective without the written authorization and approval of the Plan Committee. Any Shares so withheld or tendered shall be valued by the Company at their Fair Market Value on the Tax Date.

14. AMENDMENT. The Board or the Plan Committee may amend, suspend or terminate this Plan at any time and for any reason, but no amendment, suspension or termination shall be made which would impair the rights of any person under any outstanding Options without such person's consent; provided, however, that if the Code or any other applicable statute, rule or regulation, including, but not limited to, those under the Exchange Act, requires Omagine's shareholders' approval with respect to the Plan or any type of Plan amendment, then to the extent so required, such shareholder approval shall be obtained.


15. TERMINATION. This Plan shall terminate automatically on August 31, 2013 unless terminated earlier by resolution of the Board or by action of a majority of Omagine's shareholders or upon consummation of the disposition of the capital stock or assets of Omagine, as described in Section 10(b). No Options shall be granted after termination of this Plan, but the termination of this Plan shall not affect the validity of any Option outstanding at the date of such termination.


16. OPTION AGREEMENT. Each Option granted under this Plan shall be evidenced by a written agreement ("Option Agreement") executed by Omagine and accepted by the Recipient, which (i) shall contain each of the provisions and agreements herein specifically required to be contained therein, (ii) may contain the agreement of the Recipient to remain in the employ of, and/or to render services to, the Company or Omagine or a Subsidiary for a period of time to be determined by the Plan Committee, and (iii) may contain such other terms and conditions as the Plan Committee deems desirable and which are not

                             (11)
inconsistent with this Plan.

17. GOVERNING LAW; JURISDICTION; VENUE. This Plan and the rights of all persons under this Plan shall be governed by, and construed and enforced in accordance with and under applicable provisions of the Code and the laws of the State of New York of the United States of America applicable to contracts made and to be entirely performed therein and without regard to principles of conflict of laws. Any litigation based hereon, or arising out of, under or in connection with this Agreement shall be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York. Omagine and each Recipient hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above. Omagine and each Recipient hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which they may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

18. NOTICES. Unless otherwise specifically provided in this Plan, all notices, consents, approvals, agreements or other communications required or permitted to be given under this Plan shall be in writing and shall be delivered by one of the following means: (a) by hand; (b) by facsimile transmission to those parties with facsimile numbers indicated below or in any Option Agreement (with subsequent written confirmation by another means in compliance with this Section 18); (c) by registered or certified mail, first class postage prepaid, return receipt requested; or (d) by nationally recognized overnight courier, addressed to the respective addresses of the parties as follows:

  If to Omagine or
  the Plan Committee:            With a copy to:

  Omagine Inc.                   Sichenzia Ross Friedman Ference
  350 Fifth Avenue, Suite 1103   61 Broadway, 32nd Floor
  New York, N.Y. 10118           New York, NY 10006
  Att: Mr. Frank J. Drohan       Att: Mr. Michael Ference, Esq.
  Fax: 212-563-3355              Fax:  212-930-9725
                             (12)

  If to a Recipient:

  At the address specified in the Option Agreement

  or to such other address as any party shall designate for himself or itself by notice to the other parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (i) upon delivery, if delivered personally, (ii) one (1) business day after transmission, if delivered by facsimile transmission during normal business hours, (iii) three (3) business days after mailing, if mailed, or (iv) one (1) business day after delivery to the courier, if delivered by overnight courier service.


19. CONSTRUCTION. In this Plan (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Plan unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day in the United States, then the period shall end on the next day which is a business day in the United States, and (vi) except as otherwise expressly provided herein, all dollar amounts are expressed in United States funds.











                             (13)